EXHIBIT 10.6

CINERGY CORP. EXCESS PENSION PLAN

(As Amended and Restated Effective December 31, 2008)

ARTICLE I
PURPOSE OF PLAN

The purpose of the Cinergy Corp. Excess Pension Plan (the "Plan") is to provide additional retirement benefits for a select group of management or highly compensated employees.  The Plan originally was effective as of January 1, 1986 (as the "PSI Energy, Inc. Supplemental Pension Plan"), was restated and renamed the "PSI Energy, Inc. Excess Benefit Plan" effective as of January 1, 1989, was renamed the "Cinergy Corp. Excess Pension Plan" effective as of January 1, 1997, and was restated effective January 1, 1998, and has been amended thereafter from time to time.  The Plan is intended to be a non-qualified, unfunded plan of deferred compensation for a select group of management or highly compensated employees under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall be so interpreted and administered.  Effective December 31, 2008, the Plan is hereby amended and restated in its entirety, as set forth herein, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  Concurrent with this amendment and restatement, the benefit under the Cinergy Corp. Supplemental Executive Retirement Plan of the only individual who, as of December 31, 2008, participates therein and has not yet commenced payment there under, is hereby transferred to, and shall be provided under, Article XIII.

The Plan is divided into two separate parts, one of which shall be referred to herein as "Part I" and the other shall be referred to herein as "Part II."  Part I, as set forth herein, applies only to participants who had a Separation from Service before January 1, 2005 and only with respect to "amounts deferred" in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon.  It is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code.  Nothing contained herein is intended to materially enhance a benefit or right existing under Part I as of October 3, 2004, or add a new material benefit or right to Part I.  As of January 1, 2005 ("Effective Date"), Part I is frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under Part I (other than earnings) on or after that date.

The portion of the Plan that is not subject to Part I shall be subject to and governed by the terms and conditions of Part II, as set forth herein, including (i) any "amounts deferred" in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon and (ii) "amounts deferred" at any time, whether before or after the Effective Date, for participants who had not had a Separation from Service before the Effective Date.  To the extent that any of the amounts described in the preceding sentence were credited or accrued under the Plan prior to the Effective Date (the "Transferred Amounts"), then the Committee shall transfer the Transferred Amounts from Part I to Part II and credit those amounts to the appropriate bookkeeping accounts under Part II, as selected by the Committee in its sole discretion, or reflect such amount as an accrual of benefits under Part II.  As a result of such transfer, all of the Company's obligations and Participant's rights with respect to the Transferred Amounts under Part I, if any, shall automatically be extinguished and become obligations and rights under Part II without further action.

ARTICLE II
DEFINITIONS

Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context:

2.1 "Affiliated Group" shall mean Cinergy and all entities with whom Cinergy would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the term "at least 45 percent" is used instead of "at least 80 percent" each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the term "at least 45 percent" is used instead of "at least 80 percent" each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

2.2"Beneficiary" means the person or persons designated by a Participant, or by another person entitled to receive benefits hereunder, to receive benefits following the death of such person as provided by the Plan.

2.3 "Board of Directors" means the Board of Directors of Cinergy.

2.4 "Cash Balance Make-Whole Account" means the account provided pursuant to Section 4.4.

2.5 "Cash Balance Make-Whole Pay Credit" means a credit that is added to a Participant's Cash Balance Make-Whole Account pursuant to Section 4.4.

2.6 "Cash Balance Program" means the cash balance formula under the Cinergy Pension Plan.

2.7 "Change in Control" shall be deemed to have occurred upon:

(a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of Duke Energy Corporation or (B) the combined voting power of the then outstanding voting securities of Duke Energy Corporation entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from Duke Energy Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Duke Energy Corporation, (2) any acquisition by Duke Energy Corporation and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Duke Energy Corporation or its affiliated companies;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Duke Energy Corporation  (and any new directors whose election by the Board of Directors of Duke Energy Corporation or nomination for election by the Duke Energy Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(c) the consummation of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Duke Energy Corporation, whether or not Duke Energy Corporation is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of Duke Energy Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Duke Energy Corporation (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization;

(d) the consummation of (A) the sale or other disposition of all or substantially all of the assets of Duke Energy Corporation or (B) a complete liquidation or dissolution of Duke Energy Corporation, which has been approved by the shareholders of Duke Energy Corporation; or

(e) adoption by the Board of Directors of Duke Energy Corporation of a resolution to the effect that any Person has acquired effective control of the business and affairs of Duke Energy Corporation.

2.8 "Cinergy" means Cinergy Corp., a Delaware corporation, and any corporation that succeeds to its business and adopts the Plan.

2.9"Cinergy Pension Plan" means (i) for purposes of Part I, the Cinergy Corp. Non-Union Employees' Pension Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter, and (ii) for purposes of Part II, the Cinergy Corp. Non-Union Employees' Pension Plan as in effect from time to time.

2.10"Cinergy Transition Benefit" means the benefit provided under Section 4.7.

2.11"Code" means the Internal Revenue Code of 1986, as amended.

2.12"Committee" means the Compensation Committee of the Board of Directors of Duke Energy Corporation or its delegate.

2.13"Company" means Cinergy and its affiliated companies.

2.14 "Compensation" means "Compensation" as defined in the Cinergy Pension Plan but without regard to the limitations of Code Section 401(a)(17).

2.15 "Effective Date" has the meaning given to such term in Article I.

2.16 "Employee" means a person employed by the Affiliated Group.

2.17 "ERISA" has the meaning given to such term in Article I.

2.18 "Interest Credit" means an amount credited pursuant to Section 4.6.

2.19 "Interest Factor" means the interest rate determined by the formula (1 + i), raised to the one-twelfth (1/12th) power, minus one (1), where "i" equals the yield on 30-year Treasury Bonds as published in the Federal Reserve Statistical Release H.15 for the end of the third full business week of the month prior to the beginning of the calendar quarter for which the monthly accrual is being applied, but not more than an annual percentage rate of nine percent (9%) and not less than an annual percentage rate of four percent (4%).

2.20 "Mid-Career Benefit" means the benefit provided pursuant to Article XIII.

2.21 "Part A Benefit" means the benefit provided pursuant to Section 4.3.

2.22 "Participant" means an Employee who is entitled to receive benefits from the Plan.

2.23"Part I" and "Part II" of the Plan are defined in Article I.

2.24"Plan" means the Cinergy Corp. Excess Pension Plan.

2.25"Plan Year" means the calendar year.

2.26"Separation from Service" shall mean, with respect to Part II, a termination of employment with the Affiliated Group in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code, provided that to the extent permitted by Section 409A of the Code, the Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service.  With respect to Part I, “Separation from Service” shall mean a termination of employment within the meaning of the Plan as in effect prior to the Effective Date.

2.27"Specified Employee" shall mean, as of any date, a "specified employee", as defined in Section 409A of the Code (as determined under Duke Energy Corporation’s policy for identifying specified employees on the relevant date), of Duke Energy Corporation or any entity which would be considered to be a single employer with Duke Energy Corporation under Section 414(b) or Section 414(c) of the Code.

2.28 "Supplemental Account" means the account provided under Section 4.5.

2.29 "Supplemental Credit" means a credit that is added to a Participant's Supplemental Account pursuant to Section 4.5.

2.30 "Traditional Program" means the final average pay formula under the Cinergy Pension Plan.

2.31 "Traditional Program Benefit" means the benefit provided pursuant to Section 4.2.

ARTICLE III
ELIGIBILITY

3.1General Rule.  Any Employee designated by the Committee shall be eligible to participate in the Plan and shall remain eligible as long as he continues to be an Employee or until designated ineligible by the Committee.  Notwithstanding the foregoing, an Employee who is not a member of a "select group of management or highly compensated employees" within the meaning of ERISA, may not participate in the Plan.

3.2Eligibility for Various Benefits.

(a)Traditional Program Benefit.  A Participant shall be eligible to receive a Traditional Program Benefit under Section 4.2 if he participates in the Traditional Program, he does not also participate in the Cash Balance Program, and his Compensation exceeds the limitations of Section 401(a)(17) of the Code.

(b)Part A Benefit.  A Participant shall be eligible to receive a Part A Benefit under Section 4.3 if he is treated as a “Choice Participant” under the Cinergy Pension Plan (e.g., he elected to start participating in the Cash Balance Program effective on April 1, 2007, or commenced participating therein on a later applicable rehire or transfer date) and his Compensation exceeds the limitations of Section 401(a)(17) of the Code.

(c)Cash Balance Make-Whole Account.  A Participant shall be eligible to receive Cash Balance Make-Whole Pay Credits to his Cash Balance Make-Whole Account under Section 4.4 if he participates in the Cash Balance Program and his Compensation exceeds the limitations of Section 401(a)(17) of the Code.

(d)Supplemental Credits.  A Participant shall be eligible to receive Supplemental Credits to his Supplemental Account, under Section 4.5, at the sole discretion of the Committee.  Each Participant who participated in the Cinergy Corp. Executive Life Insurance Program and was an employee of the Company on December 31, 2008 shall be entitled to a Supplemental Credit to his Supplemental Account in an amount determined by the Committee, which amount shall become vested only if he attains age 50 and has at least five Years of Service (within the meaning of the Cinergy Pension Plan) prior to his Separation from Service.

(e)Cinergy Transition Benefit.  A Participant shall be eligible to receive a Cinergy Transition Benefit, under Section 4.7, if he was hired prior to 2003 and elected to move from the Traditional Program to the Investor Program or Balanced Program (as defined in the Cinergy Pension Plan) on January 1, 2003 (or his later applicable rehire or transfer date).

ARTICLE IV
BENEFITS

4.1 General.

(a)            Part I.  For purposes of Part I, a Participant's benefit shall be the benefit determined under the Plan as in effect prior to the Effective Date.

(b)            Part II.  For purposes of  Part II, the Plan provides: (i) a Traditional Program Benefit described in Section 4.2 for each Participant who participates under the Traditional Program, (ii) a Part A Benefit described in Section 4.3 for each Participant who is treated as a “Choice Participant” under the Cinergy Pension Plan (e.g., he elected to start participating in the Cash Balance Program effective on April 1, 2007, or commenced participating therein on a later applicable rehire or transfer date), (iii) a Cash Balance Make-Whole Account described in Section 4.4 for each Participant who participates in the Cash Balance Program, (iv) a Supplemental Account for each Participant described in Section 4.5, and (v) a Cinergy Transition Benefit for each Participant described in Section 4.7.

4.2            Traditional Program Benefit.

(a)           General Rule.           This Section 4.2 shall apply to each Participant eligible for a Traditional Program Benefit.  Upon a Participant's Separation from Service, the Participant will be entitled to a monthly benefit under the Plan that is equal to the excess, if any, of his Unrestricted Benefit over his Maximum Benefit, as defined below.  The benefit under the Plan will be calculated after the Participant's benefits payable under the Cinergy Pension Plan are calculated (as of the date benefits under the Plan are to commence).

(b)           Definitions.

(i)           "Maximum Benefit" means, for purposes of this Section 4.2, the monthly equivalent of the benefit to which the Participant is entitled under the Cinergy Pension Plan after applying Sections 415(b) and (e) of the Code and Section 401(a)(17) of the Code.

(ii)           "Unrestricted Benefit" means, for purposes of this Section 4.2, the monthly equivalent of the benefit to which the Participant would be entitled under the Cinergy Pension Plan, if that benefit had been determined without regard to the limitations imposed on qualified retirement plan benefits under Sections 415(b) and (e) of the Code, and the limitation imposed on qualified retirement plan compensation under Section 401(a)(17) of the Code.  Notwithstanding the preceding sentence, but only to the extent specified by the Committee, any nonelective employer contributions (other than matching contributions) made on behalf of a Participant under the Cinergy Corp. 401(k) Excess Plan during any applicable period shall be taken into account when calculating such Participant's Unrestricted Benefit.  The Committee from time to time, in its sole discretion, may designate other amounts that shall be taken into account when calculating a Participant's Unrestricted Benefit.  Notwithstanding the foregoing, a Participant's benefit under the Plan shall be calculated without taking into account the provision in the Cinergy Pension Plan which provides that, in the event the Participant's highest average annual Earnings (as defined in the Cinergy Pension Plan) occurs other than during his last 36 months of Participation (as defined in the Cinergy Pension Plan), the Participant's Highest Average Earnings (as defined in the Cinergy Pension Plan) shall be calculated as if the Accrued Vacation Pay (as defined in Cinergy’s Pension Plan), if any, that was received by the Participant was received during the last month that occurs during the period that is used for purposes of determining the Participant's Highest Average Earnings (as defined in the Cinergy Pension Plan).

4.3           Part A Benefit.  Each eligible Participant’s Part A Benefit shall be determined in the same manner as a Traditional Program Benefit, but only with respect to the eligible Participant's Part A – Prior Benefit under Article 28 of the Cinergy Pension Plan.

4.4           Pay Credits to the Cash Balance Make-Whole Account.  With respect to any month after January 1, 2009 that a Participant is eligible for a Cash Balance Make-Whole Pay Credit under the Plan, the Participant's Cash Balance Make-Whole Account shall receive a Cash Balance Make-Whole Pay Credit equal to the excess, if any, of (a) the pay credit that would have been provided under the Cinergy Pension Plan for the month if the Cinergy Pension Plan used the definition of Compensation set forth herein and, to the extent determined by the Committee from time to time, other types of excluded pay were treated as eligible compensation under such Plan, over (b) the pay credit for the month that is actually made to the Participant's account under the Cinergy Pension Plan.  A Participant, while Disabled (as defined in the Cinergy Pension Plan) and continuing to receive pay credits to the Participant's account under the Cinergy Pension Plan, shall continue to receive Cash Balance Make-Whole Pay Credits to the Participant's Cash Balance Make-Whole Account determined on the same basis as his continued pay credits under the Cinergy Pension Plan, and based upon his eligible Compensation.  In addition, each eligible Participant shall receive a Cash Balance Make-Whole Pay Credit to the Participant's Cash Balance Make-Whole Account equal to any reduction in a benefit under the Cinergy Pension Plan resulting from the limitations imposed by Section 415 of the Code.  Where an account balance under the Cinergy Pension Plan has been established for a Participant prior to January 1, 2009, the Committee shall establish an opening balance for the Participant's Cash Balance Make-Whole Account that is designed to provide a benefit under the Plan comparable to the additional benefit that would have been provided under the Plan through the Cash Balance Program provisions of the Cinergy Pension Plan through December 31, 2008, had the benefit been determined without regard to the limitations imposed by Sections 401(a)(17) or 415 of the Code.

4.5         Supplemental Credits.  A Participant's Supplemental Account shall receive Supplemental Credits, in such amounts and at such times, as the Committee, in its sole discretion, may determine (including a Supplemental Credit in such amount and such times, as the Committee, in its sole discretion, may determine corresponding to the elimination of the Cinergy Corp. Executive Life Insurance Program).

4.6          Interest Credits.  An Interest Credit will be added to a Participant's Cash Balance Make-Whole Account and to a Participant's Supplemental Account as of the end of each calendar month ending prior to the month in which the respective account is fully distributed or forfeited.  The amount of the Interest Credit for a month will equal the balance of the respective account as of the end of the prior month (after adding any Cash Balance Make-Whole Pay Credit, Supplemental Credit and Interest Credit for the prior month and subtracting any payment or forfeiture for the prior month) multiplied by the Interest Factor for the month.

4.7          Cinergy Transition Benefit.  For those Participants who were hired prior to 2003 and elected to move from the Traditional Program to the Investor Program or Balanced Program (as defined in the Cinergy Pension Plan) on January 1, 2003 (or later applicable rehire or transfer date), the Cinergy Pension Plan provides a special rule that the Annual Pension (as defined in the Cinergy Pension Plan) shall be no less than the sum of the Participant's Prior Conversion Pension (as defined in the Cinergy Pension Plan) and the Annual Pension (as defined in the Cinergy Pension Plan) if the Participant had no accrued benefit other than his Cash Balance Account (as defined in the Cinergy Pension Plan) and had no amount credited to the Cash Balance Account (as defined in the Cinergy Pension Plan) as an opening balance.  If, upon Separation from Service, the special rule described in the immediately preceding sentence is applicable to the Participant under the Cinergy Pension Plan, determined as if the Participant elected to receive his benefit under the Cinergy Pension Plan in the form of a single life annuity upon his Separation from Service, the Participant shall receive from the Plan upon his Separation from Service, the Actuarial Equivalent (as defined in the Cinergy Pension Plan) present value (i.e., single lump sum) of the additional benefit (if any) that would have been provided through the special rule under the Cinergy Pension Plan, had the benefit under the special rule been determined without regard to the limitations imposed by Sections 401(a)(17) or 415 of the Code, which single lump sum shall be paid within 60 days after his Separation from Service, or such later date required by Section 6.5.

4.8          Special Rule for Payments Under the Commercial Business Unit Annual Incentive Plan.  Effective with respect to amounts received on or after January 1, 2004, notwithstanding any other provision of the Plan, for purposes of calculating the benefit under the Plan (including the Maximum Benefit and Unrestricted Benefit) of any Participant who is a participant in the Energy Merchant Business Unit Annual Incentive Plan, which is also known as the Cinergy Corp. Commercial Business Unit Annual Incentive Plan, Duke Energy Generation Services (DEGS) Annual Short-Term Incentive (STI) Discretionary Pool Plan, Commercial Asset Management (CAM) Discretionary Pool Plan, Regulated Portfolio Optimization & Fuels Discretionary Incentive Pool Plan, and Wholesale Origination and Structuring Discretionary Incentive Pool Plan, or any successor plan (collectively a "Commercial Unit Plan"), the amount of the Annual Performance Cash Award (as defined in the Cinergy Pension Plan) that is to be taken into account for a Plan Year shall not exceed the Participant's rate of annual Base Salary or Base Wage (as those terms are defined in the Cinergy Pension Plan), as applicable, as of the last day of the performance period for which the Annual Performance Cash Award (as defined in the Cinergy Pension Plan) is calculated.  For purposes of clarity, any amount payable under the Commercial Unit Plan or any other annual incentive plan maintained by the Commercial Business Unit that is automatically deferred until a subsequent Plan Year shall not be considered as part of the Participant's Annual Performance Cash Award (as defined in the Cinergy Pension Plan).  Notwithstanding the foregoing, the limitations contained in this Section 4.2(b) shall not apply to amounts payable under the Cinergy Corp. Annual Incentive Plan or the Duke Energy Corporation Annual Incentive Plan.

ARTICLE V
VESTING

5.1          General Rule.  Unless the Committee provides otherwise for a particular Participant at the time the Participant initially becomes eligible to participate in the Plan or at the time of an award of a particular Supplemental Credit (and any Interest Credits thereto), a Participant will become fully vested in the Participant's Traditional Program Benefit, Part A Benefit, Cash Balance Make-Whole Account, Supplemental Account, and Cinergy Transition Benefit, if and as applicable, when the Participant becomes vested under the Cinergy Pension Plan.  If a Participant's employment with the Company terminates and the Participant is not fully vested, the unvested portion of the Participant's benefit shall be immediately forfeited and no benefit under the Plan shall be paid with respect thereto.

5.2          Change in Control.  In the event of a Change in Control, all Participant benefits under the Plan shall become fully and immediately vested and non-forfeitable and shall thereafter be maintained and paid in accordance with the terms of the Plan.

ARTICLE VI
PAYMENT OF BENEFITS

6.1          Timing of Payments.

(a)           Part I.  For purposes of Part I, the payment of a Participant's benefit under the Plan will begin as of the same date his benefits under the Cinergy Pension Plan begin.   Notwithstanding the foregoing, where the Actuarial Equivalent present value of a Participant's Part I benefit payable under the Plan does not exceed $5,000, the Committee or its designee will pay the excess in a single lump sum equal to the Actuarial Equivalent (as defined in the Cinergy Pension Plan) of the benefit otherwise payable.

(b)           Part II.  For purposes of Part II, and subject to Section 6.5, a Participant who incurs a Separation from Service on or after December 31, 2008 will receive, or will begin to receive, payment of his vested Traditional Program Benefit, Part A Benefit, Cash Balance Make-Whole Account, Supplemental Account, and Cinergy Transition Benefit, if and as applicable, as of the first day of the month following the commencement date elected by the Participant, and if the Participant was not provided with the opportunity to make such an election or did not effectively make such an election, in accordance with the default timing rules specified on Exhibit A.

6.2           Election of Form of Benefit.  At such time as benefits under the Plan become payable with respect to a Participant, such benefits shall be paid in accordance with the benefit payment form then in effect unless otherwise expressly provided by the Plan.

(a)           Part I.  For purposes of Part I, the payment of a Participant's benefit under the Plan will be paid in the same form in which the Participant elects to receive his pension under the Cinergy Pension Plan.

(b)           Part II.

(i)           Participant Elections.  With respect to Part II, no later than December 31, 2008 (or such earlier date set by the Committee), each Employee who was then a Participant was provided an election from among the forms of benefit described in Section 6.2(c) and on Exhibit A regarding the manner in which such Participant's vested Traditional Program Benefit, Part A Benefit, Cash Balance Make-Whole Account, and Supplemental Account (but only if such Participant then-participated in the Cash Balance Program), if and as applicable, shall be paid.  The election described in this Section 6.2(b) shall be subject to such terms and conditions as the Committee may specify in its sole discretion and shall be consistent with the terms of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code.

(ii)           Default Rules.

(A)           General.  To the extent that a Participant was not provided with the opportunity to make an election or did not effectively make such an election, his vested Traditional Program Benefit, Part A Benefit, Cash Balance Make-Whole Account and Supplemental Account, if and as applicable, shall be paid in accordance with default rules specified on Exhibit A.

(B)           Cash Balance Make-Whole Account.  For purposes of clarity, to the extent that a Participant does not designate the form of payment for his vested Cash Balance Make-Whole Account, and with respect to a Participant who first becomes eligible to participate in the Plan after 2008, such Participant’s Cash Balance Make-Whole Account, if and as applicable, shall be paid in a single lump sum, notwithstanding anything contained in the Plan to the contrary, or any other plan, policy, practice or program, contract or agreement with the Company or the Affiliated Group (unless otherwise specifically provided therein in a specific reference to the Plan).

(C)           Supplemental Account.  For purposes of clarity, each Participant’s Supplemental Account, if any, shall be paid: (A) in the same form as his Cash Balance Make-Whole Account, if any, and (B) in the form of a single lump sum if he does not have a Cash Balance Make-Whole Account.

(iii)          Benefits that Commence Prior to 2009.  Benefits that commence to be paid to a Participant prior to 2009 shall continue to be paid after 2008, in accordance with the form of benefit elected, until fully paid out.  If a Participant has a Separation from Service prior to 2009 and elects to commence the payment of his benefit under the Cinergy Pension Plan prior to 2009, such election shall govern the payment of his benefit under the Plan, which shall be paid at the same time and in the same form as his benefit under the Cinergy Pension Plan.

(c)             Available Forms of Benefit – Part II.  Except as otherwise provided on Exhibit A, the following forms of benefit are available under Part II.

(i)               Cash Balance Make-Whole Account and Supplemental Account.  With respect to each Participant who is provided with an election, the following forms of benefit are available for the Participant’s Cash Balance Make-Whole Account and Supplemental Account:  (A) a single lump sum payment, (B) monthly payments for two to ten years, and (B) monthly payments for fifteen years.  In the event of monthly installment payments, the amount of the payment for a particular month shall be calculated as follows.  The monthly amount shall equal “V” divided by “N,”  where “N” represents the number of months remaining in the payment term and “V” represents the sum of the balance of the Participant's Cash Balance Make-Whole Account and the balance of the Participant's Supplemental Account, if any, determined as of the end of the prior month after adding any Cash Balance Make-Whole Pay Credits, Supplemental Credits and Interest Credits for the prior month and subtracting any payment or forfeiture for the prior month.

(ii)            Traditional Program.  With respect to each Participant who is provided with an election, the following forms of benefit are available for the Participant’s Traditional Program Benefit, each of which shall be determined pursuant to the payment provisions of the Cinergy Pension Plan.

(A)            Single Life Annuity.  Provides the Participant with monthly payments for life.  All benefit payments stop upon the Participant’s death.

(B)            100% Contingent Annuitant Option.  Provides the Participant with monthly payments for life, and, if he dies before his Beneficiary, with 100% of the monthly amount continuing after his death to his Beneficiary for the remainder of the Beneficiary’s lifetime.  If the Beneficiary dies before the Participant and the Participant commenced his benefit on or after age 50, the Participant’s benefit will increase to the amount of the Single Life Annuity on the first of the month after the Company is notified of the Beneficiary's death.

(C)           66-2/3% Contingent Annuitant Option.  Provides monthly payments for the Participant’s life, and, if he dies before his Beneficiary, with 66-2/3% of the monthly amount continuing after his death to his Beneficiary for the remainder of his Beneficiary’s lifetime.  If his Beneficiary dies before him, the Participant’s benefit will increase to the amount of the Single Life Annuity on the first of the month after the Company is notified of the Beneficiary's death.

(D)           50% Contingent Annuitant Option.  Provides monthly payments for the Participant’s life, and, if he dies before his Beneficiary, with 50% of the monthly amount continuing after his death to his Beneficiary for the remainder of his Beneficiary’s lifetime.  If his Beneficiary dies before him and he commenced his benefit on or after age 50, his benefit will increase to the amount of the Single Life Annuity on the first of the month after the Company is notified of the Beneficiary's death.

(E)           Ten-Year Certain and Life Option.  Provides the Participant with a monthly amount payable during his lifetime.  If his death occurs before he receives payments for ten years, the person he names as Beneficiary (or his Beneficiary's estate) receives payments for the remainder of the original ten-year period.  If the Participant dies after he receives ten years of payments, no further benefits are payable to any Beneficiary.  The Participant’s benefit under this option does not increase to the Single Life Annuity if his Beneficiary dies before him.

(iii)            Part A Benefit.  With respect to each Participant who is provided with an election, the same forms of benefit are available for the Participant’s Part A Benefit as are described above in Section 6.2(c)(ii), except as described below.

(A)            If the Participant becomes entitled to a Part A Benefit under the Plan after 2007, his Part A Benefit will be payable only in the form of a single lump sum.

(B)            If the Participant commences the payment of his Part A Benefit prior to his attainment of age 50, he shall not be entitled to receive his Part A Benefit in the form of a 66-2/3% Contingent Annuitant Option or a Ten-Year Certain and Life Option.

(d)            Special Rule for Supplemental Account.  Notwithstanding any other provision of the Plan, and subject to the restrictions of Section 409A of the Code, prior to making a Supplemental Credit, the Committee may provide that the portion of the Participant’s vested Supplemental Account that is attributable to such Supplemental Credit shall be distributed in any benefit payment form specified in advance by the Committee.

6.3           Payments in Cash.  Any benefit payment due under the Plan shall be paid in cash.

6.4           Financial Hardship.  Upon written request by a Participant, the Committee may distribute to a Participant who is receiving a monthly payment form of distribution under Part II, such amount of the remaining balance of the Participant's vested Cash Balance Make-Whole Account and vested Supplemental Account, if any, which the Committee determines is necessary to provide for a financial hardship suffered by the Participant.  The term "financial hardship" shall mean an "unforeseeable emergency" as defined under Section 409A of the Code.  Payment shall be made within 60 days following the determination that a withdrawal shall be permitted under this Section, or such later date as may be required under Section 6.5.

6.5           Mandatory Six-Month Delay Under Part II.

(a)            Lump Sum or Installments.  Except as otherwise provided in Sections 6.6(a) and (b), and to the extent required under Section 409A of the Code, with respect to any Participant who is a Specified Employee as of his or her Separation from Service, the payment of benefits in the form of a single lump sum or installments under Part II that are otherwise payable pursuant to the Participant’s Separation from Service shall commence within 60 days after the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant's death).

(b)            Annuity Payments.  Except as otherwise provided in Sections 6.6(a) and (b), and to the extent required under Section 409A of the Code, with respect to any Participant who is a Specified Employee as of his or her Separation from Service, all annuity payments payable under Part II that are otherwise payable pursuant to, and during the six-month period commencing upon, the Participant’s Separation from Service, shall be accumulated (along with interest determined utilizing the Interest Factor) and shall be paid within 60 days after the first business day of the seventh month following such Separation from Service (or if earlier, upon the Participant's death).

6.6            Discretionary Acceleration of Payment.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment of benefits under Part II as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.  Except as otherwise specifically provided in Part II, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(a)            Domestic Relations Order.  The Committee may, in its sole discretion, accelerate the time or schedule of a payment under Part II to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b)            Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount).  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(c)             Payment Upon Income Inclusion Under Section 409A.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II at any time the Plan fails to meet the requirements of Section 409A of the Code.  The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(d)             Payment of State, Local, or Foreign Taxes.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under Part II before the amount is paid or made available to the Participant (the state, local, or foreign tax amount).  Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes.  However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(e)           Certain Offsets.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the

Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(f)         Bona Fide Disputes as to a Right to a Payment.  Subject to Section 6.5 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under Part II where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm's length, bona fide dispute as to the Participant's right to the deferred amount.

(g)            Other Events and Conditions.  Subject to Section 6.5 hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.7           Delay of Payments.  To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment of benefits under Part II under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)           Payments Subject to Section 162(m).  A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code.  If a payment is delayed pursuant to this Section, then the payment must be made either (i) during the Company's first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant's Separation from Service (the "six month anniversary") and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary.  Where any scheduled payment to a specific Participant in a Company's taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed.  The Committee may not provide the Participant an election with respect to the timing of the payment under this Section.  For purposes of this Section, the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

(b)           Federal Securities Laws or Other Applicable Laws.  A payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(c)           Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.8           Actual Date of Payment.  If calculation of the amount of the payment under Part II is not administratively practicable due to events beyond the control of the Participant (or Beneficiary), the payment will be treated as made upon the date specified under Part II if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.  Moreover, notwithstanding any other provision of the Plan to the contrary except Section 6.5, and to the extent permitted by Section 409A of the Code, a payment will be treated as made upon the date specified under Part II if the payment is made as close as administratively practicable to the relevant payment date specified herein, and in any event within the same calendar year.

ARTICLE VII
DEATH BENEFITS

7.1           General Rule.  For purposes of Part I, death benefits shall be provided in accordance with the Plan in effect prior to the Effective Date.  For purposes of Part II, the Plan provides the following death benefits:  (i) Traditional Program death benefits described in Section 7.2 for each Participant who participates under the Traditional Program, (ii) Part A death benefits described in Section 7.3 for each Participant who has a Part A Benefit, and (iii) death benefits as described in Section 7.4 for each Participant who has a Cash Balance Make-Whole Account or Supplemental Account.

7.2           Traditional Program Death Benefit.  Upon the death of a Participant under the Traditional Program of the Cinergy Pension Plan, if his Spouse is entitled to receive a Spouse's benefit under the Cinergy Pension Plan, his Spouse will be entitled to receive an annual benefit under the Plan that is equal to the amount the Participant would have received under the Plan.  Any excess pension benefits payable under this Section 7.2 to a Spouse will be payable in equal monthly installments, each installment being equal to 1/12th of the annual amount as determined pursuant to this Section 7.2.  If at the date of his death a Participant had reached age 50, the first monthly installment will be payable to the Participant's Spouse on the first day of the calendar month coincident with or following the date of the Participant's death, if his Spouse is then living.  If at the date of his death the Participant had not reached age 50, the first monthly installment will be payable to the Participant's Spouse on the first day of the calendar month coincident with or following the date the Participant would have reached age 50, had he survived until that date if his Spouse is then living.  In either event, subsequent monthly installments will be payable on the first day of each month and will cease upon the payment of the installment due on the first day of the calendar month in which the Spouse dies.  For purposes of this Section 7.2, "Spouse" means, with respect to any Participant, the Participant's lawfully married Spouse, if any, on the applicable date.  The Plan will not recognize common law arrangements or similar arrangements unless required to do so by federal law.

7.3            Part A Death Benefit.  The Part A Benefit for a Participant's Spouse (as defined in Section 7.2) in the event of the Participant’s death shall be determined in the same manner as the Traditional Program death benefit in Section 7.2, but only with respect to the Participant's Part A Benefit.

7.4           Cash Balance Make-Whole Account and Supplemental Account Death Benefit.  Upon a Participant's death, any remaining balance of a Participant's vested Cash Balance Make-Whole Account and vested Supplemental Account shall be paid to the Participant's Beneficiary as a death benefit.  The Committee will provide each Participant with a form to be completed and filed with the Committee whereby the Participant may designate a Beneficiary.  If the Participant does not designate a Beneficiary, or if the Beneficiary who is designated should predecease the Participant, the death benefit for a deceased Participant shall be paid to the estate of the Participant, as the Participant's Beneficiary.  If a Participant should die before payment of any Plan benefits has commenced, payments of any death benefit shall be made to the Participant's Beneficiary within 90 days after Separation from Service in the same benefit payment form elected by the Participant, or otherwise required, under Section 6.2.  If a Participant should die after payment of Plan benefits has commenced, payment of any death benefit will be made to the Participant's Beneficiary as a continuation of the benefit payment form that had been in effect for the Participant.

ARTICLE VIII
AMENDMENT AND TERMINATION

Cinergy retains the sole and unilateral right to terminate, amend, modify or supplement the Plan, in whole or in part, at anytime.  Amendment shall be through action of the Board of Directors or the Committee.  The Board of Directors or Committee may delegate its respective right to amend the Plan, subject to any limitations it may impose, to an officer of the Company.  No such action shall adversely affect a Participant's right to receive benefits earned prior to the date of such amendment.  With respect to Part II, subject to Section 6.5 hereof, the Committee may, in its sole discretion to the extent permitted in Section 409A of the Code, provide for the acceleration of the time or schedule of a payment under the Plan upon the termination of the Plan.  In the event of a Change in Control, the Plan shall become irrevocable and may not be amended or terminated without the written consent of each Plan Participant who may be affected in any way by such amendment or termination either at the time of such action or at any time thereafter.  This restriction in the event of a Change in Control shall be determined by reference to the date any amendment or resolution terminating the Plan is actually signed by an authorized party rather than the date such action purports to be effective.

ARTICLE IX
ADMINISTRATION

9.1           Top Hat Plan.  The Company intends for the Plan to be an unfunded "top-hat" plan for a select group of management or highly compensated employees which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  The Company is the Plan sponsor under Section 3(16)(B) of ERISA.

9.2            Plan Administrator.  The Committee shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in the Plan document.  The Committee may designate other persons to carry out fiduciary responsibilities under the Plan.  The Committee is the administrator of the Plan within the meaning Section 3(16)(A) of ERISA.   As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan.  The Committee has the discretion (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing.  A decision of the Committee with respect to any matter pertaining to the Plan including without limitation the Employees determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons.  Benefits under the Plan shall be paid only if the Committee decides in its discretion that the applicant is entitled to benefits under the Plan.

ARTICLE X
CLAIMS PROCEDURE

10.1        Claim.  A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits.  Any request or application for a Plan benefit or to clarify the claimant's rights to future benefits under the terms of the Plan shall be considered to be a claim.

10.2          Written Claim.  A claim for benefits will be considered as having been made when submitted in writing by the claimant (or by such claimant's authorized representative) to the Committee.  No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled.  The claim may be delivered personally during normal business hours or mailed to the Committee.

10.3          Committee Determination.  The Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan.  If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period.  Such extension may not exceed an additional 90 days from the end of the initial 90-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision.  If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

10.4         Notice of Determination .  The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(a)            The specific reason(s) for the denial.

(b)            Specific reference to pertinent Plan provisions on which the denial is based.

(c)            A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(d)            Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

10.5         Appeal.  If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed.  The Committee shall conduct a full and fair review of each appealed claim and its denial.  Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Committee.

10.6         Request for Review.  The request for review of a denied claim must be made in writing.  In connection with making such request, the claimant or his authorized representative may:

(a)            Review pertinent documents.

(b)            Submit issues and comments in writing.

10.7         Determination of Appeal.  The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review.  However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review.  However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan's receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting.  In such case, a decision may be made by no later than the date of the second meeting following the Plan's receipt of the request for review.  If special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan's receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension.  The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision.

10.8         Hearing.  The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

10.9         Decision.  The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

10.10       Exhaustion of Appeals.  A person must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.

10.11       Committee’s Authority.  The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of Employees to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing.  Benefits under the Plan shall be paid only if the Committee decides in its discretion that the applicant is entitled to benefits under the Plan.

10.12     Civil Action.  Any civil action brought with respect to a decision of the Committee on review shall be brought within one year of the mailing of the written decision to the claimant.

ARTICLE XI
NATURE OF COMPANY'S OBLIGATION

11.1        Nature of Obligation.  The Company's obligation to the Participant under the Plan shall be an unfunded and unsecured promise to pay.  The rights of a Participant or Beneficiary under the Plan shall be solely those of an unsecured general creditor of the Company.  The Company shall not be obligated under any circumstances to set aside or hold assets to fund its financial obligations under the Plan.

11.2         Financing.  Notwithstanding the foregoing, the Company may, in its sole discretion establish such accounts, trusts, insurance policies or arrangements, or any other mechanisms it deems necessary or appropriate to account for or fund its obligations under the Plan.  Any assets which the Company may set aside, acquire or hold to help cover its financial liabilities under the Plan are and remain general assets of the Company subject to the claims of its creditors.  The Company does not give, and the Plan does not give, any beneficial ownership interest in any assets of the Company to a Participant or Beneficiary.  All rights of ownership in any assets are and remain in the Company.  Any general asset used or acquired by the Company in connection with the liabilities it has assumed under the Plan shall not be deemed to be held under any trust for the benefit of the Participant or any Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company.  Any asset shall remain a general, unpledged, and unrestricted asset of the Company.  The Company's liability for payment of benefits shall be determined only under the provisions of the Plan, as it may be amended from time to time.

ARTICLE XII
GENERAL PROVISIONS

12.1          No Right to Employment.  Nothing in the Plan shall be deemed to give any person the right to remain in the employ of the Company or affect the right of the Company to terminate any Participant's employment with or without cause.

12.2          No Assignment.  No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge.  Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge these benefits shall be void.  No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit.  If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then the right or benefit, in the discretion of the Committee, shall cease.  In these circumstances, the Committee may hold or apply the benefit payment or payments, or any part of it, for the benefit of the Participant or his Beneficiary, the Participant's spouse, children, or other dependents, or any of them, in any manner and in any portion that the Committee may deem proper.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.6, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant's or Beneficiary's interest under the Plan to an "alternate payee" as defined in Section 414(p) of the Code.

12.3         Withholding.  Any amount required to be withheld under applicable Federal, state and local tax laws (including any amounts required to be withheld under Section 3121(v) of the Code) will be withheld in such manner as the Committee will determine and any payment under the Plan will be reduced by the amount so withheld, as well as by any other lawful withholding.

12.4         Governing Law.  The Plan shall be construed and administered in accordance with the laws of the State of North Carolina to the extent that such laws are not preempted by Federal law.

12.5         Compliance with Section 409A of the Code.  It is intended that Part II comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries.  The Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under the Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, their respective directors, officers, employees and advisors, the Board of Directors, nor any committee shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.  Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

12.6          Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

ARTICLE XIII
MID-CAREER BENEFIT

13.1         Cinergy SERP.  The Cinergy Corp. Supplemental Executive Retirement Plan (the "Cinergy SERP") was originally adopted effective as of January 1, 1983 by PSI Energy Inc. as the PSI Energy, Inc. Supplemental Retirement Plan, was renamed effective as of January 1, 1997, and was last amended and restated effective as of January 1, 1999, and has been subsequently amended.  The Plan is intended as a continuation, replacement and complete restatement of the Cinergy SERP for the only individual (the “Legacy SERP Participant”) who, as of December 31, 2008, was an employee of the Company, participated in the Cinergy SERP and had not yet commenced payment thereunder, and all rights, benefits and obligations provided under the Cinergy SERP with respect to such individual shall be extinguished and shall be provided hereunder.

13.2          Eligibility.  The Legacy SERP Participant shall be eligible for a Mid-Career Benefit under the Plan.  The Mid-Career Benefit (or spouse's benefit with respect to the Mid-Career Benefit) under the Plan shall be calculated in the same manner as such benefit would have been calculated under the Mid-Career Benefit of the Cinergy SERP as in effect immediately prior to this restatement of the Plan.  For purposes of clarity, the Mid-Career Benefit shall be determined under the Traditional Program, and shall be reduced by the Legacy SERP Participant’s: (a) benefit under the Cinergy Pension Plan’s Traditional Program and the Cash Balance Program, (b) Cash Balance Make-Whole Account and Supplemental Account and (c) Social Security benefits (50%), all in accordance with the procedures contained in the Cinergy Pension Plan.

13.3.        Payment.  Subject to provisions of Article VI, the Legacy SERP Participant’s entire benefit under the Plan shall be paid in the form of an annuity, from among the payment options selected by the Legacy SERP Participant, which options shall be the same as those available for a Traditional Program Benefit.  Payment of the Legacy SERP Participant’s benefit under the Plan shall commence as of the first day of the month following the Legacy SERP Participant’s Separation from Service or such later date required by Section 6.5.  In the event that the Legacy SERP Participant dies prior to the commencement of the payment of his Plan benefit, such benefit shall be paid to his spouse, if any, as if such benefit were a Traditional Program Benefit under Section 7.2.

IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed on behalf of Cinergy Corp. this 31st day of December, 2008.

CINERGY CORP.

By:           /s/ JENNIFER L. WEBER___________

Jennifer L. Weber

Senior Vice President and

Chief Human Resources Officer

EXHIBIT A

Group Description	Commencement Date	Payment Forms
Traditional Program Benefit: Participants who as of December 31, 2008 had terminated employment after 2004 and prior to attaining age 50 (code 3a)	Age designated by participant between age 50 and 65 and occurs in 2009 or later Default: Age 65	Single Life Annuity 100% Contingent Annuitant 66-2/3% Contingent Annuitant 50% Contingent Annuitant Ten-Year Certain and Life
Traditional Program Benefit: Participants who as of December 31, 2008 had terminated employment after 2004 and on and after attaining age 50 (code 3b)	Age designated by participant between age 50 and 62 and occurs in 2009 or later Default: Age 62	Single Life Annuity 100% Contingent Annuitant 66-2/3% Contingent Annuitant 50% Contingent Annuitant Ten-Year Certain and Life
Traditional Program Benefit: Participants who are employed as of December 31, 2008 (code 12)

Age 50 toggle:  Separation from Service before age 50, either (i) age 50 or (ii) age 65, as designated by participant

Age 50 toggle: Separation from Service on or after age 50, either (i) later of age 62 or Separation from Service or (ii) Separation from Service, as designated by participant

Rule of 85 toggle:  Separation from Service before 85 points, one of the following as designated by the participant: (i) later of age 50 or Separation from Service, (ii) later of age 62 or Separation from Service, or (iii) later of age 65 or Separation from Service

Rule of 85 toggle: Separation from Service on or after 85 points, Separation from Service

Default: Age 50 toggle, with commencement at age 62 or later Separation from Service (if Separation from Service occurs on or after age 50) and at age 65 or later Separation from Service (if Separation from Service occurs prior to age 50)

Single Life Annuity 100% Contingent Annuitant 66-2/3% Contingent Annuitant 50% Contingent Annuitant Ten-Year Certain and Life
Traditional Program Benefit: Participants who become participants after 2008 (code 14)	Separation from Service before 85 points, age 62 Separation from Service on or after 85 points, Separation from Service	Single Life Annuity 100% Contingent Annuitant 66-2/3% Contingent Annuitant 50% Contingent Annuitant Ten-Year Certain and Life
Cash Balance Make-Whole Account: Participants who terminated employment after 2004 but before 2007 (code 7)	Age 65	Lump sum

Cash Balance Make-Whole Account:

Participants who have only participated in the Cash Balance Program and who have a Cash Balance Make-Whole Account as of December 31, 2008 (code 4)

Participants who elected to participate in the Cash Balance Program effective on January 1, 2003 and who have a Cash Balance Make-Whole Account as of December 31, 2008 (code 5)

Participants with A+B Conversion who have a Cash Balance Make-Whole Account and Traditional Program Benefit as of December 31, 2008 (codes 6a and 6b)

	Separation from Service If Separation from Service occurs in 2008, payment will commence on July 1, 2009	Lump sum Monthly installments over a two-year to 10-year period, or over 15 years Default: Lump sum
Cash Balance Make-Whole Account: Participants with A+B Conversion and who first become entitled to a Cash Balance Make-Whole Account after 2008 (codes 11 and 19)	Separation from Service	Lump sum
Supplemental Account	Separation from Service	Lump sum Monthly installments over a two-year to 10-year period, or over 15 years (Election with respect to Cash Balance Make-Whole Account, if any, controls)

Part A Benefit:

Participants with A+B Conversion who become eligible for a Part A Benefit after 2008 (code 19)

Participants with A+B Conversion and became entitled to Part A Benefit under the Plan in 2008 (code 18b)

Participants with A+B Conversion and Part A Benefit only as of December 31, 2008, but excluding those who first became entitled to a benefit under the Plan in 2008 (code 13)

	Separation from Service before 85 points, age 62 Separation from Service after 85 points, Separation from Service	Lump sum

Part A Benefit:

Participants with A+B Conversion and who have a Part A Benefit and a Cash Balance Make-Whole Account as of December 31, 2008, but excluding those who first became entitled to a benefit under the Plan in 2008 (codes 6a and 6b)

Age 50 toggle:  Separation from Service before age 50, one of the following as designated by the participant (i) Separation from Service, (ii) age 50 or (iii) age 65

Age 50 toggle:  Separation from Service after age 50, either (i) later of age 62 or Separation from Service or (ii) Separation from Service, as designated by participant

Rule of 85 toggle:  Separation from Service before 85 points, one of the following as designated by the participant: (i) Separation from Service, (ii) later of age 50 or Separation from Service, (iii) later of age 62 or Separation from Service, or (iv) later of age 65 or Separation from Service

Rule of 85 toggle:  Separation from Service on or after 85 points, Separation from Service

Default: Age 50 toggle, with commencement at age 62 or later Separation from Service (if Separation from Service occurs on or after age 50) and at age 65 or later Separation from Service (if Separation from Service occurs prior to age 50)

Before Age 50:

Lump Sum

100% Contingent Annuitant

50% Contingent Annuitant

Single Life Annuity

Default: Annuity

On or after Age 50:

Lump Sum

Single Life Annuity

100% Contingent Annuitant

66-2/3% Contingent Annuitant

50% Contingent Annuitant

Ten-Year Certain and Life

Default: Annuity

Mid-Career Benefit (code 9)	Separation from Service	Single Life Annuity 100% Contingent Annuitant 66-2/3% Contingent Annuitant 50% Contingent Annuitant Ten-Year Certain and Life

•          The term ”A+B Conversion” refers to a Participant who elected to start participating in the Cash Balance Program effective on April 1, 2007, or upon a later rehire or transfer date, and who previously participated in the Traditional Program.